Exhibit No. 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333−126966 on Form S−3 of our reports dated March 6, 2006, relating to the consolidated financial statements and consolidated financial statement schedule of Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. (PEC) (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of new accounting principles in 2005 and 2003), appearing in this Annual Report on Form 10−K of PEC for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
March 6, 2006